Exhibit 99.1

        Pro-Dex, Inc. Announces Revised Outlook; Management Restructuring

               Expects Revenue of $4.2 Million for Third Quarter;

                   Expects EPS of $0.11 to $0.13 for Full-Year

    Patrick Johnson Steps Down as CEO; To Remain on Board of Directors and as
                                  Executive VP

                 CFO JEFF RITCHEY TO ASSUME INTERIM CEO POSITION

     SANTA ANA, Calif., April 17 /PRNewswire-FirstCall/ -- PRO-DEX, INC. (Nasdaq: PDEX), an enabler of speed-to-market through developing and manufacturing embedded motion control, miniature rotary drive systems and fractional horsepower DC motors, serving the medical, dental, factory automation, scientific research, aerospace and military markets, today announced preliminary results for the third fiscal quarter ended March 31, 2006 and the Company's revised outlook for the full-year period ended June 30, 2006. The Company also announced that Mr. Patrick Johnson has stepped down as the Company's Chief Executive Officer and that Mr. Jeff Ritchey, the Company's Chief Financial Officer, will serve as interim CEO as well as continuing his duties as CFO.

     Mr. Johnson will remain with the Company as its Executive Vice President and Chief Business Development Officer. He also remains as a member of the Board of Directors. The Board has formed an executive search committee to oversee the search for a successor CEO. The Company has no plans to make any additional executive leadership changes at this time.

     For the third quarter ended March 31, 2006, the Company expects to report revenues of approximately $4.2 million and a profit for the quarter. For the fiscal year ending June 30, 2006 the Company expects to report revenues of $15 million to $17 million and earnings per share of $0.11 to $0.13. Previous guidance was revenues of $16 million to $18 million and earnings per share of $0.17 to $0.19. The Company completed the quarter with an open order backlog of more than $10 million, including over $9 million deliverable within the next 12 months.

     The principal reason for the revised guidance is delays in the engineering and shipping of next generation production orders originally expected to be shipped this fiscal year. The Company believes that the underlying issues have been defined and are being adequately addressed. The delayed orders are expected to ship in the first and second quarters of the next fiscal year.

     "Mr. Johnson has served the Company well in several capacities, including CEO, over the last six years," commented Pro-Dex Board member Valerio Giannini. "The Board appreciates Mr. Johnson's leadership and innovation which led to the reshaping of the Company's business model, and we are gratified that he has requested to focus on the delivery of that model to our customers, which we collectively believe will be the best use of his skills. We believe this transition should be a positive one for Pro-Dex fueling continued growth."

     Patrick Johnson commented, "Prior to serving as Pro-Dex's CEO, I was the principal architect of the Company's new business model, shifting our focus to new markets and establishing relationships with new customers. I remain committed to Pro-Dex and am confident that we have the business model, the team and the capabilities to continue to differentiate Pro-Dex in this competitive industry. I look forward to using these assets to attract new customers, drive revenue growth and maintain excellent profit margins in my new role focused on business development."

     The Company expects to report its third-quarter financial results by May 15, 2006.

     Pro-Dex Inc., with operations in Santa Ana, California, Beaverton, Oregon and Carson City, Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate embedded motion control, miniature rotary drive systems and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company's website at www.pro-dex.com.

     Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

SOURCE  Pro-Dex Inc.
     -0-                             04/17/2006
     /CONTACT: Jeff Ritchey, CEO, CFO & Secretary of Pro-Dex Inc., +1-714-241-4411, or Investor Relations, Matthew Hayden of Hayden
Communications, Inc., +1-858-456-4533/
     /Web site:  http://www.pro-dex.com /
     (PDEX)